Rule 424(b) (3)
                                                    Registration No. 333-18965


PRICING SUPPLEMENT NO. 11, Dated January 9, 1998
To Prospectus Dated January 9, 1997 and Prospectus
Supplement dated January 24, 1997


                         WASHINGTON GAS LIGHT COMPANY
                         MEDIUM-TERM NOTES, SERIES D
                   DUE ONE YEAR OR MORE FROM DATE OF ISSUE


Principal Amount:  $10,000,000    /x/ Fixed Rate Note   / / Floating Rate Note

Issue Price (as a percentage of  /x/ Book Entry Note  / / Certificated Note
  principal amount):    100%

Original Issue Date:  January 12, 1998

Maturity Date:  January 12, 2028

/X/ The Offered Notes cannot be redeemed prior to maturity.

/ / The Offered Notes may be redeemed prior to maturity.

Optional Repayment:

/X/ The Notes cannot be repaid prior to the Stated Maturity Date.

Applicable Only to Fixed Rate Notes:

      Interest Rate:   6.57%  per annum
      Interest Payment Dates:  March 15 and September 15

Applicable Only to Floating Rate Notes:

      Base Rate:                   Maximum Interest Rate:   _______
      / /  Commercial Paper Rate   Minimum Interest Rate:   _______
      / /  LIBOR                   Interest Reset Dates:    _______
      / /  Treasury Rate           Interest Reset Period:   _______
                                   Interest Payment Dates:  _______
                                   Interest Payment Period: _______

Initial Interest Rate:   ______

      Index Maturity:    ______

Spread (plus or minus):  ______

      Spread Multiplier: ______


USE OF PROCEEDS:

      NET PROCEEDS FROM THE SALE OF THESE NOTES, TOGETHER WITH THE NET PROCEEDS FROM THE SALE OF ADDITIONAL MEDIUM TERM NOTES, WILL BE USED FOR THE PURCHASE, ACQUISITION AND CONSTRUCTION OF ADDITIONAL PROPERTIES AND FACILITIES, AS WELL AS THE FUNDING OF INCREASED WORKING CAPITAL REQUIREMENTS.

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